                                                                     EXHIBIT 3.1


                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           INFORMATION ADVANTAGE, INC.


     The undersigned hereby certifies as follows:

1. The original Certificate of Incorporation of Information Advantage Software, Inc., a Delaware corporation (the "Corporation"), was filed with the Secretary of State of the State of Delaware on September 26, 1997.

2. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 3, 1997.

3. The Second Amended and Restated Certificate of Incorporation of the Corporation set forth below was adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware and was authorized by a written consent of majority of the Corporation's shareholders pursuant to
     Section 228 of the General Corporation Law of the State of Delaware.

4. The Second Amended and Restated Certificate of Incorporation of the Corporation reads in its entirety as follows:

                                    ARTICLE 1

     The name of the corporation is Information Advantage, Inc. (hereinafter referred to as the "Corporation").

                                    ARTICLE 2

     The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                    ARTICLE 3

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (hereinafter referred to as the "GCL").

                                    ARTICLE 4

     4.1 AUTHORIZED CAPITAL. The total number of shares of stock which the Corporation shall have authority to issue is 65,000,000 shares, consisting of 60,000,000 shares of common stock, par value $0.01 per share (hereinafter referred to as the "Common Stock"), and 5,000,000 shares of preferred stock, par value $0.01 per share (hereinafter referred to as the "Preferred Stock"). The powers, designations, preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the Common Stock and the Preferred Stock are as set forth in this Article 4.

     4.2 COMMON STOCK. The Common Stock shall be subject to the express terms of any series of Preferred Stock set forth in the Preferred Stock Designation (as defined below in Section 4.5 of this Article 4) relating thereto. Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which stockholders of the Corporation are entitled to vote. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise.


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


     4.3 CUMULATIVE VOTING. No holder of shares of capital stock of the Corporation shall have any cumulative voting rights.

     4.4 PREEMPTIVE RIGHTS. No holder of shares of any class of capital stock of the Corporation shall be entitled as such, as a matter of right, to subscribe for, purchase or receive any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into or exchangeable for any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

     4.5 PREFERRED STOCK. The Board of Directors of the Corporation (hereinafter referred to as the "Board of Directors") is hereby expressly authorized at any time following the closing of the Corporation's initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock of this Corporation (the "Initial Public Offering"), and from time to time thereafter, to create and provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the GCL (hereinafter referred to as a "Preferred Stock Designation"), to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:

     (A) the designation of and the number of shares constituting such series, which number the Board of Directors may thereafter (except as otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding or reserved for issuance);

     (B) the dividend rate for the payment of dividends on such series, if any, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of or any other series of capital stock, the conditions and dates upon which such dividends, if any, shall be payable, and whether such dividends, if any, shall be cumulative or non-cumulative;

     (C) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

     (D) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

     (E) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of, any other series of any class or classes of capital stock of, or any other security of, the Corporation or any other corporation, and, if provision be made for such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of the such conversion or exchange;

     (F) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

     (G) the restrictions, if any, on the issue or reissue of shares of the same series or of any other class or series;

     (H) the amounts payable on and the preferences, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

     (I) any other relative rights, preferences and limitations of that series.

                                    ARTICLE 5

     The Board of Directors is hereby authorized, at any time following the first public offering of the Common Stock of the Corporation under the Securities Act of 1933, as amended (the "Initial Public Offering"), and from time to time thereafter, to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities of the Corporation or any other corporation, recognizing that, under certain circumstances, the creation and issuance of such rights could have the effect of discouraging third parties from seeking, or impairing their ability to seek, to acquire a significant portion of the outstanding securities of the Corporation, to engage in any transaction which might result in a change of control of the Corporation or to enter into any agreement, arrangement or understanding with another party to accomplish the foregoing or for the purpose of acquiring, holding, voting or disposing of any securities of the Corporation. The times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, but not be limited to, determination of the following:

     (A) the initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights;

     (B) provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Corporation;

     (C) provisions which adjust the number or exercise price of such rights or amount or nature of the stock or other securities or property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any stock of the Corporation, a change in ownership of the Corporation's stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights;

     (D) provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation the right to exercise such rights and/or cause the rights held by such holder to become void;

     (E) provisions which permit the Corporation to redeem or exchange such rights, which redemption or exchange may be within the sole discretion of the Board of Directors, if the Board of Directors reserves such right to itself; and

     (F) the appointment of a rights agent with respect to such rights.

          Notwithstanding anything contained in this Certificate of Incorporation to the contrary, following the Initial Public Offering, the affirmative vote of at least 80 percent of the voting power of the then outstanding Voting Stock (as defined below), voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this
Article 5. For the purposes of this Certificate of Incorporation, "Voting Stock" shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

                                    ARTICLE 6

     6.1 ADOPTION, AMENDMENT OR REPEAL OF BYLAWS; RIGHT OF INSPECTION. In furtherance, and not in limitation, of the powers conferred by law, the Board of Directors is expressly authorized and empowered:

     (A) to adopt, amend or repeal the Bylaws of the Corporation, PROVIDED, HOWEVER, that any Bylaws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto; and

     (B) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined, or as expressly provided in the Purchase Agreements, this Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by law.

     6.2 ADDITIONAL POWERS. The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by law.

     6.3 AMENDMENT OF BYLAWS AND THIS ARTICLE 6. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, following the Initial Public Offering, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with (i) this Article 6 or (ii) Section 2.2, 2.4, 2.5,
2.7 or 2.10 of Article II, Section 3.2, 3.3 or 3.5 of Article III or Article IX of the Bylaws of the Corporation.

                                    ARTICLE 7

     7.1 NO ACTION BY WRITTEN CONSENT. Following the Initial Public Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

     7.2 SPECIAL MEETINGS. A special meeting of the holders of stock of the Corporation entitled to vote on any business to be considered at any such meeting may be called only by the Chairman of the Board of the Corporation, and shall be called by the Secretary of the Corporation at the request of the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would at the time have if there were no vacancies (the "Whole Board").

     7.3 AMENDMENT OF THIS ARTICLE 7. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, following the Initial Public Offering, the affirmative vote of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article 7.

                                    ARTICLE 8

     8.1 NUMBER OF DIRECTORS. The number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, in such a manner as may be prescribed by the Bylaws of the Corporation.

     8.2 ELECTION BY WRITTEN BALLOT NOT REQUIRED. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

     8.3 STAGGERED BOARD. Following the Initial Public Offering, the directors shall be divided into three classes, as nearly equal in number as reasonably possible, and designated as Class I, Class II and Class III. Class I directors shall be initially elected for a term expiring at the first annual meeting of stockholders following the Initial Public Offering, Class II directors shall be initially elected for a term expiring at the second annual meeting of stockholders following the Initial Public Offering, and Class III directors shall be initially elected for a term expiring at the third annual meeting of stockholders following the Initial Public Offering. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, and until their successors are elected and qualified.

     8.4 REMOVAL OF DIRECTORS. Following the Initial Public Offering, any director may be removed from office at any time, but only for cause.

     8.5 ADVANCE NOTICE. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the Corporation.

     8.6 VACANCIES. Following the Initial Public Offering, vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.

     8.7 AMENDMENT OF THIS ARTICLE 8. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, following the Initial Public Offering, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with this Article 8.

                                    ARTICLE 9

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit.

     If the GCL is amended after the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL.

     No amendment or repeal of this Article 9 shall adversely affect any right or protection of a director of the Corporation existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

                                   ARTICLE 10

     Except as may be expressly provided in this Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or a Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by law, and all powers, preferences and rights of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article 10, PROVIDED, HOWEVER, that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of law.


                                   ARTICLE 11

     The name and mailing address of the incorporator is Brian Wenger, 2400 IDS Center, Minneapolis, Minnesota 55402.




     WITNESS my signature this 16th day of December, 1997.



                                             /s/ Brian Wenger
                                             ---------------------------------
                                             Brian Wenger, Secretary

                           CERTIFICATE OF DESIGNATIONS
                                       of
                       RIGHTS, PREFERENCES AND PRIVILEGES
                                       of
                   SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                                       of
                           INFORMATION ADVANTAGE, INC.
                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

                         ---------------------------------


     Information Advantage, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on February 25, 1999:

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

     Series A Junior Participating Preferred Stock:

     Section 1. Assignation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Stock." The Series A Junior Participating Preferred Stock shall have a par value of $0.01 per share and the number of shares constituting such series shall be 500,000.

     Section 2. Proportional Adjustment. In the event the Corporation shall at any time after the issuance of any share or shares of Series A Junior Participating Preferred Stock (i) declare any dividend on the Common Stock of the Corporation ("Common Stock") payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then and in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series A Junior Participating Preference Stock.

     Section 3.     Dividends and Distributions.

          (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock.

          (B) The Corporation shall declare a dividend or distribution on the Series A Junior

Participating Preferred Stock as provided in Section 3(A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

          (C) Dividends shall begin to accrue on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

     Section 4. Voting Rights. The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

          (A) Each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation.

          (B) Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (C) Except as required by law, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     Section 5.     Certain Restrictions.

          (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in
Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

               (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

               (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

               (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock.

          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section 5(A) above, purchase or otherwise acquire such shares at such time and in such manner.

     Section 6. Reacquired Shares. Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein and in the Certificate of Incorporation, as then amended.

     Section 7.     Liquidation, Dissolution or Winding Up.

          (A) Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive an aggregate amount per share equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends on such shares of Series A Junior Participating Preferred Stock.

          (B) If the assets of the Corporation legally available for distribution to the holders of shares of Series A Junior Participating Preferred Stock upon liquidation, dissolution or winding up of the Corporation are insufficient to pay the full preferential amount set forth in Section 7(A) above, then the entire assets of the Corporation legally available for distribution to the holders of Series A Junior Participating Preferred Stock shall be distributed among such holders in proportion to the shares of Series A Junior Participating Preferred Stock then held by them.

          (C) The foregoing rights upon liquidation, dissolution or winding up provided to the holders of Series A Junior Participating Preferred Stock shall be subject to rights of the holders of any other series of Preferred Stock ranking prior and superior to the Series A Junior Participating Preferred Stock upon liquidation, dissolution or winding up.

     Section 8. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

     Section 9. No Redemption. The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

     Section 10. Ranking. The shares of Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

     Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

     IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Chief Executive Officer and attested by its Secretary this 25th day of February, 1999.

                                        INFORMATION ADVANTAGE, INC.


                                        By  /s/ Larry J. Ford
                                          -------------------------------------
                                                Larry J. Ford
                                                Chief Executive Officer

ATTEST:


By:  /s/ Brian D. Wenger
   ------------------------------
         Brian D. Wenger
         Secretary